Post-Effective Amendment No. 20 to
                                                       SEC File No. 70-7727


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-1
                                APPLICATION UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                              100 Interpace Parkway
                          Parsippany, New Jersey 07054

                  GPU INTERNATIONAL, INC. ("GPU International")
                One Upper Pond Road, Parsippany, New Jersey 07054


                    (Names of companies filing this statement
                       and addresses of principal offices)

                                    GPU, INC
                     (Name of top registered holding company
                            parent of the applicants)

          M.A. Nalewako, Secretary           Douglas E. Davidson, Esq.
          M. J. Connolly, Esq.,              Berlack,  Israels  &  Liberman LLP
          Assistant General Counsel          120 West 45th Street
          GPU Service Corporation            New York, New York  10036
          100 Interpace Parkway
          Parsippany, New Jersey  07054

          W. S. Greengrove, Secretary
          GPU International, Inc.
          One Upper Pond Road
          Parsippany, New Jersey  07054


                     (Names and addresses of agents for service)

              GPU   and  GPU  International  hereby  amend  Post-Effective

          Amendment  No. 19 to their  Application on Form  U-1, docketed in

          SEC  File  No. 70-7727,  as heretofore  amended,  to read  in its entirety as follows:

               A.   By Orders dated November  16, 1995 (HCAR No. 35-26409),

          June  14, 1995 (HCAR No.  35-26307), December 28,  1994 (HCAR No.

          35-26205), September  12, 1994 (HCAR No.  35-26123), December 18,

          1992 (HCAR No. 35-25715) and June 26, 1990 (HCAR No. 35-25108) in

          SEC   File  No.   70-7727  (collectively,   the  "Orders"),   the

          Commission, among other  things, authorized GPU International  to engage  in  preliminary  project  development  and administrative

          activities   ("Project  Activities')   in  connection   with  its

          investments in  (i) qualifying facilities ('QFs"),  as defined in the  Public Utility  Regulatory Policies  Act of  1978 ("PURPA'),

          (ii) exempt wholesale generators  ("EWGs"), as defined in Section

          32  of the Act, and (iii) foreign utility companies ("FUCOs"), as defined in Section 33 of the Act.

               B.   The  Orders  also  authorized  GPU from  time  to  time

          through December  31, 1997  to  (i) enter  into Guarantees(1)  to secure or  support GPU International's agreement  with any person

          (including without limitation project lenders) in connection with

          Project   Activities  and   the  acquisition   of  ownership   or

          participation interests in projects; (ii)guarantee the securities or other obligations of EWGs and FUCOs; and (iii) assume liabilities of


          ----------
          1 "Guarantees" include guarantees, support instruments and bank letters of credit reimbursement agreements or similar financial instruments or undertakings.

          EWGs and  FUCOs, in  an aggregate amount  of up  to $500  million.  In addition, the  Orders authorized  GPU International from  time to time through December 31,  1997 to enter into Guarantees,  and to assume liabilities of EWGs  and FUCOs, in an aggregate  amount of up to $50 million.

               C. By orders dated December 1, 1994 (HCAR No. 35-26179)

          and September 15, 1995 (HCAR No. 35-26374), GPU International was

          authorized to enter into a loan agreement with a group of lenders for which  Citibank N.A. acts  as agent, which  permits revolving credit borrowings of up  to $30 million outstanding at  any time,

          of which up to $15  million may be utilized to obtain  letters of

          credit.   The  orders also  authorized GPU  to deliver  a support

          agreement  to the lenders on  behalf of GPU  International.  This loan agreement permits new  borrowings through December 12, 1997,

          and  GPU International is in  the process of  discussing with the lenders an extension and increase in such borrowing arrangements.

               D.   At June 30, 1997,  GPU s committed equity investment in

          all such  QFs, EWGs and  FUCOs, including amounts  represented by equity  contribution obligations,  and Guarantee  obligations and the like, amounted to approximately $1,031 million, of which $954 million represented GPU s "aggregate  investment", as defined  in

          Rule 53, in EWGs and FUCOs.   In addition, at August 31, 1997, no

          revolving  credit borrowings  and approximately  $1.8 million  in face  amount  of  letters of  credit  was  outstanding  under the

          Citibank loan agreement.

               E. GPU and GPUI now propose as follows:

                    (i) to expand the purposes for which GPU may enter into

               Guarantees  on   behalf  of  GPU  International  to  include

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





               Guarantees  of  any  security  or other  obligation  of  GPU

               International or  a subsidiary  of GPU  International ("GPUI

               Subsidiary")  (provided the  issuance and  sale of  any such security is exempt from  the requirement of prior Commission approval under Section 6(a) of the Act or has been otherwise authorized by the Commission);

                    (ii)  to  increase  to   $150  million  the   aggregate

               principal amount  of Guarantees which GPU  International may have outstanding  hereunder and  to expand the  purposes for which GPU International may enter into Guarantees to include guarantees of  the securities  or other obligations  of GPUI

               Subsidiaries  (provided the  issuance and  sale of  any such security is exempt from  the requirement of prior Commission approval under Section 6(a) of the Act or has been otherwise authorized by the Commission);

                    (iii) to extend until December 31, 2000 the period

               during  which  GPU  and  GPU International  may  enter  into

               Guarantees; and

               (iv) to  permit any GPUI Subsidiary  which is not an  EWG or

               FUCO  to guarantee  the securities  or other  obligations of their direct  or indirect  subsidiaries (provided the  issue and sale of any such security is exempt from the requirement of prior Commission approval under  Section 6(a) of the  Act or  has been  otherwise authorized  by the  Commission) from time  to  time through  December  31, 2000  in  an aggregate amount  not to exceed, together with the aggregate amount of

               GPU International Guarantees outstanding, $150 million.

                    F.   GPU  is  authorized in  SEC  File  No. 70-8593  to

          guarantee,  and  assume  obligations   of,  EWGs  and  FUCOs  and



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



          subsidiaries of GPU which  own, directly or indirectly, interests in  EWGs  or  FUCOs  ("Exempt  Entity  Project  Parents"), in  an

          aggregate amount of  up to 100%  of GPU's "consolidated  retained earnings" as defined in Rule 53(a).(2)

                    However,  since GPU  International  is not  exclusively

          engaged  in  activities  relating to  EWGs  and  FUCOs (e.g.,  it develops and owns QFs), it is not an Exempt Entity Project Parent and, therefore, GPU's guarantee authorization in SEC File No. 70-

          8593  does  not  include  the  guarantee  of  obligations  of GPU

          International.   Accordingly, GPU  is requesting an  extension of

          the  period of  time in  this  docket during  which it  may issue

          Guarantees of GPU International obligations.

                    Similarly,  since GPU  International is  not  an Exempt

          Entity  Project Parent,  GPU  International may  not utilize  the

          Guarantee  authorization  which  has been  requested  for  Exempt

          Entity  Project Parents in Post-Effective Amendment No. 18 to SEC

          File No. 70-8593. Accordingly, GPU International is requesting an extension of  the period of time  in this docket during  which it may issue Guarantees.

                    GPU agrees  that it will  not enter into  any Guarantee

          which:  (x) guarantees the securities or obligations of an EWG or

          FUCO, or (y) guarantees the  performance of a Guarantee  executed by  GPU International or a  GPUI Subsidiary of  the securities or other obligations of an EWG or FUCO, unless in any such case the


          ----------

          2    HCAR No. 35-26773 (Nov. 5, 1997).

          conditions set forth in  the Commission's orders in SEC  File No.

          70-8593 have been satisfied.   Furthermore, any such Guarantee by

          GPU would be included in GPU's "aggregate investment"  as defined in Rule 53(a).

                    G.   The  term  of each  Guarantee  and  any letter  of

          credit ("L/C")  reimbursement  agreement,  would  not  exceed  35 years.  Drawings under each  L/C would bear interest at  not more than 5% above the prime rate as in effect  from time to time, and

          L/C fees would  not exceed 1% annually of the  face amount of the

          L/C.   The interest rate on GPU  International indebtedness which is  guaranteed by GPU, and  fees payable, would  not exceed rates and fees which are  generally obtainable for indebtedness bearing similar terms,  conditions and  features and  which is issued  by companies of the same or reasonably comparable credit quality.

                    H.   GPU submits that all  of the criteria of Rules  53

          and  54 under the Act  with respect to  the proposed transactions are satisfied:

                    (i)  The average consolidated retained earnings for GPU

               and its  subsidiaries, as reported for the  four most recent quarterly periods  in GPU's Annual  Report on Form  10-K for the year  ended December 31,  1996 and Quarterly  Reports on

               Form  10-Q for the quarters  ended June 30,  1997, and March

               31, 1997 as filed under the Securities Exchange Act of 1934,

               was approximately $2,142 million.  As of June 30, 1997,  GPU

               had  invested,   or   committed  to   invest,  directly   or

               indirectly, an  aggregate of approximately  $954 million  in

               EWGs  and FUCOs.   GPU's  aggregate investment  in EWGs  and

               FUCOs, pursuant to all outstanding or pending authorizations to make investments in EWGs or FUCOs, will not at any time exceed the limitation imposed by the Commission in its order dated November  5, 1997 (HCAR No.  35-26773) without further

               Commission authorization.

                    (ii) GPU maintains books and records to identify

               investments in,  and earnings  from, each  EWG  and FUCO  in which it directly or indirectly holds an interest.

                         (A) For each United States EWG in which GPU

               directly or indirectly holds an interest:

                         (1)  the books  and records  for such EWG  will be

               kept in  conformity  with United  States generally  accepted accounting principles ("GAAP");

                         (2)  the  financial statements will be prepared in

               accordance with the GAAP; and

                         (3)  GPU  directly  or  through  its  subsidiaries

               undertakes to  provide the  Commission access to  such books and records  and financial statements as  the Commission may request.

                         (B) For each FUCO or foreign EWG which is a

               majority owned subsidiary of GPU:

                         (1)  the  books and  records  for such  subsidiary

               will be kept in accordance with GAAP;

                         (2)  the financial statements for  such subsidiary

               will be prepared in accordance with GAAP; and

                         (3)  GPU  directly  or  through  its  subsidiaries

               undertakes to  provide the  Commission access to  such books and records  and financial statements, or  copies thereof in

               English, as the Commission may request.

                         (C) For each FUCO or foreign EWG in which GPU owns


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



               50% or less  of the voting securities, GPU  directly or

               through its subsidiaries will proceed in good faith,  to the extent reasonable under the circumstances, to cause

                         (1)  such entity to maintain books and records  in

               accordance with GAAP;

                         (2)  the financial statements of such entity to be

               prepared in accordance with GAAP; and

                         (3)  access by  the Commission  to such  books and

               records  and  financial statements  (or  copies  thereof) in

               English as the Commission may request and, in any event, GPU will  provide  the  Commission  on request  copies  of  such materials as are made available to GPU and its subsidiaries.

               If  and to the extent  that such entity's  books, records or financial statements  are not maintained in  accordance with

               GAAP, GPU will, upon request of the Commission, describe and quantify  each material  variation therefrom  as and  to the extent required by  subparagraphs (a) (2) (iii)  (A) and (a)

               (2) (iii) (B) of Rule 53.

                    (iii) No more than 2% of GPU's domestic public utility

               subsidiary employees will render  any services, directly  or indirectly, to any  EWG and  FUCO in which  GPU directly  or indirectly holds an interest.

                    (iv) Copies of this Post-Effective Amendment are being

               provided to the New Jersey Board of Public Utilities and the

               Pennsylvania  Public Utility  Commission, the  only federal,

               state or local regulatory agencies having jurisdiction over the retail rates of GPU's electric utility subsidiaries.(3) In addition, GPU will submit  to each such commission copies  of any

          Rule 24 certificates  required hereunder,  as well as  a copy  of

          Item 9 of GPU's Form U5S and Exhibits H and I thereof (commencing with the Form U5S to  be filed for the calendar year in which the authorization herein requested is granted).

                    (v)  None of the provisions of paragraph (b) of Rule 53

               render  paragraph  (a)  of  that Rule  unavailable  for  the proposed transactions.

                         (A)  Neither GPU nor any  subsidiary of GPU is the

               subject of any pending bankruptcy or similar proceeding.

                         (B) GPU's average consolidated retained earnings

               for  the four  most recent quarterly  periods (approximately

               $2,142 million) represented an increase of approximately $28 million in  the average  consolidated retained  earnings for the  previous four  quarterly periods  (approximately $2,114 million).

                         (C) GPU did not incur operating losses from direct

               or  indirect investments in EWGs and FUCOs in 1996 in excess of  5%  of GPU's  December  31,  1996 consolidated  retained earnings.

                    (vi) In accordance with Rule 54, the requirements of

               Rule 53(a), (b) and (c) are fulfilled.


          ----------

          3 Pennsylvania Electric Company ("Penelec") is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.

               I.   The  estimated fees,  commissions  and  expenses to  be

          incurred by GPU in connection with the proposed transactions will be filed by amendment.

               J.   GPU  believes that Sections 6(a),  7, 9(a), 10, 12, 32,

          and 33 of the Act and Rules  45, 53 and 54 are applicable to  the proposed transactions.

               K.   No  Federal   or  State  Commission,  other  than  your

          Commission,  has  jurisdiction  with   respect  to  the  proposed

          transactions.

               L.   It is requested that the Commission issue an order with

          respect  to  the transactions  proposed  herein  at the  earliest practicable  date but, in any  event, not later  than December 1,

          1997.    It  is  further  requested  that  (i)  there  not  be  a

          recommended  decision by  an  Administrative Law  Judge or  other responsible officer  of the Commission, (ii) the Office of Public

          Utility Regulation be permitted  to assist in the  preparation of the Commission's decision,  and (iii) there be no  waiting period between  the issuance of the  Commission's order and  the date on which it is to become effective.

               M.   The following  exhibits  and financial  statements  are

          filed in Item 6 thereof:

               (a)  Exhibits.

                    F-1   -   Opinion of Berlack, Israels & Liberman LLP to be
                              filed by amendment.

                    F-2   -   Opinion of Ballard  Spahr Andrews & Ingersoll --
                              to be filed by amendment.

                    G     -   Financial   Data   Schedule  to  be  filed  by
                              amendment.

               (b)  Financial Statements.


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




                    1-A  -    GPU  and  Subsidiary  Companies  Consolidated
                              Balance Sheets,  actual and pro  forma, as at
                              September    30,   1997    and   Consolidated
                              Statements of Income  and Retained  Earnings,
                              actual and pro  forma, for the twelve  months
                              ended  September 30, 1997;  pro forma journal
                              entries    to be filed by amendment.

                    1-B  -    GPU (Corporate)  Balance Sheets,  actual and pro
                              forma, as at September 30, 1997 and Statements of Income and Retained Earnings, actual and pro forma, for the twelve months ended September 30, 1997; pro forma journal entries to be filed by amendment.

                    1-C  -    GPU International (Corporate) Balance Sheets,
                              actual and pro forma, as at September 30, 1997 and Statements of Income and Retained
                              Earnings, actual and pro forma, for the twelve months ended September 30, 1997; pro forma journal entries -- to be filed by amendment.

                    2    -    Reference is made to 1-A above.

                    4    -    None,  except as  set forth  in Notes  to the
                              Financial Statements.

               N.   The proposed  transaction will  be carried out  for the

          purpose  of  financing  GPU's and  GPU  International's  business activities.  As such, the issuance of an order by your Commission with respect thereto is not  a major Federal action significantly affecting the quality of the human environment.

               O.   No  Federal  agency has  prepared  or  is preparing  an

          environmental  impact  statement  with  respect  to  the  various proposed transactions which are the subject hereof.  Reference is made to Item 4 hereof regarding regulatory approvals with respect to the proposed transactions.




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








                                    SIGNATURE

               Pursuant to  the requirements of the  Public Utility Holding

          Company  Act of 1935, the undersigned  companies have duly caused this  statement to be signed  on their behalf  by the undersigned thereunto duly authorized.



          Dated: November 6, 1997

                                         GPU, INC.



                                         By:

                                             T.G. Howson
                                             Vice President and Treasurer


                                         GPU INTERNATIONAL, INC.



                                         By:

                                             B.L. Levy
                                             President